UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

JPMORGAN CHASE & CO.
(Exact name of registrant as specified in its charter)
Delaware	13-2624428
(State of incorporation or organization)	(I.R.S. Employer Identification No.)
c/o JPMorgan Chase & Co. 270 Park Avenue New York, New York	10017
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:
Title of each class to be so registered	Name of each exchange on which each class is to be registered
Depositary Shares, each representing a 1/400th interest in a share of 8.625% Non-Cumulative Preferred Stock, Series J	New York Stock Exchange
If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box X.	If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.

Securities Act registration statement file number to which this form relates: 333-146731

Securities to be registered pursuant to Section 12(g) of the Act:

None
(Title of class)

Item 1. Description of Registrant's Securities to be Registered.

The securities to be registered hereby are the 72 million depositary shares (the "Depositary Shares"), each representing a 1/400th interest in a share of its perpetual 8.625% Non-Cumulative Preferred Stock., Series J, $1 par value, each with a liquidation preference of $10,000 per share (equivalent to $25 per depositary share) (the "Preferred Stock. The particular terms of the Preferred Stock and the Depositary Shares are described in the prospectus, dated October 16, 2007, as supplemented by the prospectus supplement, dated August 14, 2008 (the "Prospectus") and are herein incorporated by reference. Such Prospectus, as may hereafter be amended or supplemented and filed as part of an amendment to the Registration Statement or otherwise pursuant to Rule 424(b) under the Securities Act of 1933, as amended, is hereby incorporated by reference.

ITEM 2.    EXHIBITS.

1.

Restated Certificate of Incorporation of JPMorgan Chase & Co., effective April 5, 2006 (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K of JPMorgan Chase & Co. (File No. 1-5805) filed April 7, 2006).

2.

By-laws of JPMorgan Chase & Co., as amended, effective July 15, 2008 (incorporated by reference to Exhibit 3.4 to the Current Report on Form 8-K of JPMorgan Chase & Co. (File No. 1-5805) filed July 16, 2008).

3.	Form of Certificate of Preferred Stock, Series J (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K (File No. 1-5885) of JPMorgan Chase & Co., filed on August 21, 2008).
4.	Form of Deposit Agreement (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K (File No. -5885) of JPMorgan Chase & Co., filed on August 21, 2008).
5.	Form of Depositary Receipt, included as Exhibit 4.
6.	Form of Replacement Capital Covenant (incorporated by reference to Exhibit 99.1 to the Current Report on Form 8-K (File No. 1-5885) of JPMorgan Chase & Co., filed on August 21, 2008).

Pursuant to the requirements of Section l2 of the Securities Exchange Act of 1934, JPMorgan Chase & Co. has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Dated: August 21, 2008

JPMORGAN CHASE & CO.
By:	/s/ Anthony J. Horan
Name: Anthony J. Horan Title: Corporate Secretary